EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2011 First Quarter Earnings

Austin, Texas, May 6, 2011 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2011 consolidated net earnings of $18.2 million, or $5.15 per diluted Class A common share, compared with consolidated net earnings of $18.4 million, or $5.20 per diluted Class A common share, for the first quarter of 2010. The Company’s book value per share increased to $340.26 from $335.83 at December 31, 2010.

Revenues for the quarter ended March 31, 2011 increased 25% to $180.4 million from the level achieved in the first quarter of 2010 driven primarily by improved investment results. Realized gains on investments, before taxes, were $3.1 million in the first quarter of 2011 compared to realized losses on investments of $0.4 million in the quarter ended March 31, 2010. The fair value of index options purchased to hedge the contractual obligation associated with the Company’s fixed-index products increased by nearly $20 million for the same periods. Mr. Moody noted that in addition to investment gains operating revenues showed continued growth. “Coming off of a year in which we attained record annuity sales, we are pleased to see that that business levels continue to advance thus far in 2011. First quarter annuity sales were up 26% over last year and life insurance sales were roughly 14% ahead of the pace in the first quarter of 2010.”

Mr. Moody observed that the strong revenue growth helped to offset the effect of increased taxes and expenses during the 2011 first quarter. “Although pretax earnings were up $0.6 million in the first quarter this year, a 2% increase in our effective tax rate caused net earnings to be relatively flat. We also did some strengthening in the expense area increasing amortization of our deferred acquisition costs by approximately $3.7 million in the current quarter compared to last year,” Mr. Moody commented.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 15,360 contracted independent agents, brokers and consultants, and at March 31, 2011, maintained total assets of $9.0 billion, stockholders' equity of $1.2 billion, and life insurance in force of $19.8 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Revenues, excluding investment and index
options gains (losses)	$145,426	132,766
Realized and unrealized gains on
index options	31,849	11,947
Realized gains (losses) on investments	3,092	(429)
Total revenues	$180,367	144,284

Earnings:
Earnings from operations	$16,201	18,687
Net realized gains (losses) on investments	2,010	(279)
Net earnings	$18,211	18,408

Net earnings attributable to Class A shares	$17,696	17,886

Basic Earnings Per Class A Share:
Earnings from operations	$4.59	5.30
Net realized gains (losses) on investments	0.57	(0.08)
Net earnings	$5.16	5.22

Basic Weighted Average Class A Shares	3,430	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	$4.58	5.28
Net realized gains (losses) on investments	0.57	(0.08)
Net earnings	$5.15	5.20

Diluted Weighted Average Class A Shares	3,439	3,440

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com